Exhibit 5.1
July 29, 2010
T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Ladies and Gentlemen:
     We have acted as counsel for T-3 Energy Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 950,000 additional shares of additional common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to the T-3 Energy Services, Inc. 2002 Stock Incentive Plan, as amended and restated dated June 14, 2010 (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the (i) Certificate of Incorporation of the Company, as amended, (ii) the Amended and Restated Bylaws of the Company, (iii) the corporate proceedings with respect to the issuance of the Shares, (iv) the Registration Statement on Form S-8 (File No. 333-101266) filed on November 18, 2002 covering the registration of 1,000,000 shares of Common Stock issuable under the Plan, (v) the Registration Statement on Form S-8 (File No. 333-135155) filed on June 20, 2006 covering the registration of 1,000,000 shares of Common Stock issuable under the Plan, (vi) the Registration Statement on Form S-8 (File No. 333-161034) filed on August 4, 2009 covering the registration of 623,000 shares of Common Stock issuable under the Plan and (vii) such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that when the Shares are issued in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited in all respects to the federal securities laws of the United States of American and the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours, \s\ VINSON & ELKINS LLP